Exhibit 99.1

NEWS RELEASE

Contact: Jim Ogilvie, 800-874-6251 or 801-568-7000
Dynatronics Announces Agreement to Acquire
Hausmann Industries
Dynatronics Enhances Presence in Physical Therapy and Athletic Training Markets

COTTONWOOD HEIGHTS, UT (March 22, 2017) – Dynatronics Corporation (NASDAQ: DYNT), today announced an agreement to acquire substantially all of the assets of Hausmann Industries, Inc., a manufacturer of branded, high quality physical therapy and athletic training products.  The purchase price is approximately $10.0 million in cash, subject to adjustments, which represents a multiple of 0.6x Hausmann's calendar year 2016 unaudited revenues of $14.8 million and 8.4x its unaudited adjusted EBITDA of $1.2 million.

Pro forma combined sales for Dynatronics and Hausmann for the twelve month period ended December 31, 2015 were approximately $45 million, with Hausmann products accounting for approximately 32% of combined revenues.  Hausmann's unaudited revenues for the twelve months ended December 31, 2015 were approximately $15.5 million, with gross margin of approximately 30.2%, and operating income of approximately $1.1 million.  Adjusted EBITDA for Hausmann during the twelve months ended December 31, 2015 was $1.5 million.
Hausmann Industries, based in New Jersey, manufactures laminated treatment tables and wood products which complement Dynatronics' existing line of solid wood and custom design treatment tables.  Hausmann also adds the market leading ProTeamTM line of specialty products that serves sports teams of all levels from professional to high school.
"Hausmann is an excellent strategic fit for Dynatronics, as it reinforces our commitment to and presence in the physical therapy and athletic training space," said Kelvyn Cullimore, Jr., Dynatronics' Chairman and CEO.  "We have respected Hausmann's success as an industry participant over the years and look forward to welcoming David Hausmann and his company's employees to the Dynatronics family," Cullimore said.
"We are very excited to become a part of the Dynatronics family," said David Hausmann, CEO of Hausmann Industries.  "Hausmann has been a family owned and operated company for six decades and there is a good fit with Dynatronics.  The combined businesses will provide more opportunities, and we believe Dynatronics has the scale to fuel growth and enhance our leadership role in our many markets.  I look forward to continuing to lead Hausmann as division President for the long term."
The combination of Hausmann and Dynatronics is expected to bring numerous benefits, including:
•	Complementary electronic modality products to sell into Hausmann's existing base of customers
•	Increased access to large national accounts and buying groups, a particular strength of Hausmann
•	Dynatronics will have increased revenues without significant additional selling costs
•	The transaction will be immediately accretive to Dynatronics' adjusted earnings and operating cash flow
•	Post-transaction, Dynatronics expects the combined company to be cash flow positive
"We are delighted to welcome the Hausmann organization, distributors and customers to our company," said Jeff Gephart, Dynatronics Senior Vice President of Sales and Marketing.  "Through this combination, we will be able to provide a broader array of solutions to our customer base, particularly within the athletic training segment of the business."

Dynatronics expects that there may be certain additional revenue and cost synergies from the combination of the two businesses, but plans to reinvest any such synergies into the combined business.  Dynatronics also expects certain one-time costs from the integration.
Dynatronics plans to fund the acquisition of Hausmann through an asset-based lending facility with Bank of the West and through the issuance of $7.8 million of equity securities in a private placement to a group of investors led by Prettybrook Partners LLC and its affiliates.  The equity investors include owners of Dynatronics' Series A convertible preferred stock, members of the Hausmann family, as well as new institutional investors.  Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. is acting as the sole private placement agent for the equity portion of this transaction.
The equity securities will be in the form of a unit of one share of Common Stock priced at $2.50, and one share of Series B Preferred Stock priced at $2.50 with an annual dividend of 8%, payable in stock or cash at Dynatronics' option, and warrant coverage of 150% with an exercise price of $2.75 per share.  The equity securities will have certain voting restrictions pending the approval of the equity transaction by the Dynatronics shareholders.  Additionally, the Company granted the investors certain registration rights in connection with the shares of common stock in the units, and underlying the conversion of the preferred stock and exercise of the warrants.
The acquisition transaction is subject to customary closing conditions and is expected to close in April 2017.
Certain Operational and Financial Performance Measures:
This press release includes information relating to adjusted EBITDA which is a financial measure that has not been prepared in accordance with GAAP.  We define EBITDA as net income (loss) adjusted to exclude depreciation and amortization, interest income or expense, other income or expense, and provision (benefit) for income taxes.  Adjusted EBITDA includes adjustments for excess executive compensation, transaction costs, and negotiated lease payments.
About Dynatronics
Dynatronics manufactures, markets and sells advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic and podiatry markets.  More information is available at www.dynatronics.com.
About Hausmann
Hausmann manufactures a full range of laminate treatment tables, stools, benches and cabinets to the physical therapy and athletic training markets.  The company offers its products exclusively to third-party dealers, primarily in the U.S.  More information is available at www.hausmann.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements.  Those statements include references to the company's expectations and similar statements.  Actual results may vary from the views expressed in the forward-looking statements contained in this release.  The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company's SEC reports.